ADDENDUM TO PRODUCT SUPPLEMENTS TO PROSPECTUS SUPPLEMENT DATED NOVEMBER 13, 2006	Registration Statement No. 333-137902 Dated December 13, 2007; Rule 424(b)(3)

Deutsche Bank AG, London Branch

Global Notes, Series A

ADDENDUM TO PRODUCT SUPPLEMENTS

Deutsche Bank AG will, and other affiliates of Deutsche Bank AG may, use this addendum and one of the following product supplements (each, a “Product Supplement”):

Date
Product Supplement A	Opportunity Notes Linked to Indices	November 13, 2006
Product Supplement B	Performance Securities Linked to an Index Basket	December 1, 2006
Product Supplement D	Performance Securities with Contingent Protection Linked to an Index	December 27, 2006
Product Supplement F	Dynamic Tracker Notes Linked to an Index	January 17, 2007
Product Supplement H	Notes Linked to Light Sweet Crude Oil Futures	January 29, 2007
Product Supplement G	Autocallable Optimization Securities with Contingent Protection Linked to an Index	January 30, 2007
Product Supplement I	Performance Securities Linked to an Index	February 1, 2007
Product Supplement J	Buffered Underlying Securities (BUyS) Linked to an Index	February 2, 2007
Product Supplement K	Notes Linked to an Index	February 7, 2007
Product Supplement J-1	Buffered Underlying Securities (BUyS) Linked to an Index	March 2, 2007
Product Supplement N	Buffered Underlying Securities (BUyS) Linked to an Index	March 7, 2007
Product Supplement L	Opportunity Notes Linked to an Index Basket	March 16, 2007
Product Supplement Q	Return Optimization Securities Linked to an Index	March 29, 2007
Product Supplement R	Opportunity Securities Linked to an Index	April 4, 2007
Product Supplement J-2	Buffered Underlying Securities (BUyS) Linked to an Index	April 6, 2007
Product Supplement S	Securities Linked to an Index	April 18, 2007
Product Supplement B-1	Performance Securities Linked to an Index Basket	April 27, 2007
Product Supplement D-1	Performance Securities with Contingent Protection Linked to an Index	April 27, 2007
Product Supplement U	Buffered Underlying Securities (BUyS) Linked to an Index Fund	May 7, 2007
Product Supplement W	Parachute Securities Linked to an Index Basket	May 15, 2007
Product Supplement I-1	Performance Securities Linked to an Index	May 29, 2007
Product Supplement X	Performance Securities Linked to an Index	May 30, 2007
Product Supplement Y	Buffered Underlying Securities (BUyS) Linked to an Index Basket	June 1, 2007
Product Supplement AA	Bearish Return Optimization Securities Linked to an Index	June 29, 2007
Product Supplement BB	Opportunity Securities Linked to an Index	June 29, 2007
Product Supplement BB-1	Opportunity Securities Linked to an Index	July 2, 2007
Product Supplement J-3	Buffered Underlying Securities (BUyS) Linked to an Index	July 5, 2007
Product Supplement DD	Performance Securities Linked to an Index Basket	July 12, 2007
Product Supplement FF	Performance Tracking Securities Linked to an Index	August 27, 2007
Product Supplement II	Bearish Autocallable Optimization Securities with Contingent Protection Linked to a Basket of One or More Reference Stocks	August 28, 2007
Product Supplement G-1	Auto-Callable Securities Linked to an Index	September 5, 2007
Product Supplement JJ	Bearish Return Optimization Securities with Partial Protection Linked to the Common Stock of a Reference Stock Issuer	September 5, 2007
Product Supplement NN	Bearish Autocallable Optimization Securities with Contingent Protection Linked to an Index	September 27, 2007

Product Supplement LL	Barrier Rebate Securities Linked to an Index	October 1, 2007
Product Supplement OO	Barrier Rebate Securities Linked to an Index Basket	October 1, 2007
Product Supplement PP	Efficient Allocation Return Securities Linked to an Index Basket	October 1, 2007
Product Supplement QQ	Out-Performance Securities Linked to Underlyings	October 9, 2007
Product Supplement RR	Buffered Securities Linked to One or More Indices	October 9, 2007
Product Supplement UU	Buffered Securities Linked to One or More Indices	October 31, 2007
Product Supplement TT	Return Optimization Securities Linked to the Performance of a Currency or Index or Basket of Currencies Relative to a Reference Currency	November 5, 2007
Product Supplement VV	Buffered Absolute Return Barrier Securities Linked to an Index	November 8, 2007

and any related free writing prospectus or pricing supplement, in connection with market-making transactions or offerings of certain senior securities of Deutsche Bank AG designated as Global Notes, Series A, (the “covered Securities”), that were originally issued or will be issued in the future under one of the above Product Supplements or a similar product supplement for the covered Securities of earlier date. We refer below to any and all such earlier product supplements as the “earlier Product Supplements.”

When this addendum and the relevant Product Supplement are used in connection with any offering, including without limitation any market making transaction or continuous offering involving a covered Security, you should note that the relevant Product Supplement, together with this addendum, supersedes any earlier Product Supplement. You should read the relevant Product Supplement listed above (or any earlier Product Supplement) together with any related free writing prospectus or pricing supplement, which describe the specific terms of the covered Securities.

Please note that if the relevant Product Supplement, pricing supplement and any free writing prospectus for the covered Securities provides that we believe that it is reasonable to characterize the covered Securities for all U.S. federal income tax purposes as prepaid financial contracts or as derivative contracts, or that the covered Securities should be so characterized, the following paragraph supplements, and to the extent inconsistent therewith, replaces, the discussion of the U.S. federal income tax consequences of owning the covered Securities set out under “Certain U.S. Federal Income Tax Considerations” (or a similar heading) in the relevant Product Supplement and any related free writing prospectus or pricing supplement for the covered Securities.

“On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of instruments such as the covered Securities to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these investments; the relevance of factors such as exchange-traded status of the investment and the nature of the underlying property to which it is linked; the degree, if any, to which any income (including any mandated accruals) recognized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gains as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other forms of guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of ownership and disposition of the covered Securities, possibly on a retroactive basis. Both U.S. and non-U.S. persons considering an investment in the covered Securities should consult their tax advisers regarding the notice and its potential implications for an investment in the covered Securities. We continue to believe that, under current law, if the covered Securities are treated as “prepaid financial contracts,” the consequences of such treatment should be as stated in the relevant product supplement and any related free writing prospectus or pricing supplement.”

Deutsche Bank AG, London Branch

Addendum dated December 13, 2007